As filed with the Securities and Exchange Commission on April 14, 2006
Registration No. 333-[                    ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Akorn, Inc.
(Exact name of Registrant as specified in its charter)

Louisiana	72-0717400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 Millbrook Drive, Buffalo Grove, Illinois 60089
(Address, including zip code, of Registrant’s principal executive offices)

Arthur S. Przybyl
President and Chief Executive Officer
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
(847) 279-6100
(Name, Address and Telephone Number of Agent for Service)
Copies to:
Kurt L. Kicklighter, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 W. Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title Of Each Class		Proposed	Proposed
Of Securities To Be	Amount To Be	Maximum Offering	Maximum Aggregate	Amount Of
Registered	Registered	Price Per Unit	Offering Price	Registration Fee
Common Stock	5,820,757 (1)	$4.99 (2)	$29,045,577	$3,108

(1)	Includes 1,509,088 shares of common stock issuable upon exercise of outstanding warrants.

(2)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange for April 12, 2006, which date is within five business days prior to the initial filing date of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Prospectus dated April 14, 2006, subject to completion
PROSPECTUS
     The information contained in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
5,820,757 Shares
Akorn, Inc.
Common Stock
     This prospectus relates to the resale of 5,820,757 shares of our common stock by the selling stockholders identified in this prospectus on page 11, which have been issued or reserved for issuance upon the exercise of outstanding warrants. The selling stockholders may sell the shares of common stock described in this prospectus in public or private transactions, at prevailing market prices, or at privately negotiated prices. The selling stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares and will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. We will, in the ordinary course of business, receive proceeds from the issuance of shares upon exercise of the warrants described in this prospectus, unless such warrants are exercised on a cashless basis. We will pay the expenses of registration of the sale of the shares. It is not possible at the present time to determine the price to the public in any sale of the shares by the selling stockholders and each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares. Accordingly, the public offering price, the amount of any applicable underwriting discounts and commissions and the net proceeds to the selling stockholders will be determined at the time of such sale by the selling stockholders.
     Our common stock is traded on the American Stock Exchange under the symbol “AKN.” On April 12, 2006, the last reported sales price of our common stock was $4.99 per share.

Investing in our common stock involves risks.
See “Risk Factors” beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [                    ], 2006

TABLE OF CONTENTS

Page
ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS	1
SUMMARY	2
RISK FACTORS	3
We have experienced recent operating losses, working capital deficiencies and negative cash flows from operations, and these losses and deficiencies may continue in the future	3
We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures	3
We depend on a small number of distributors, the loss of any of which could have a material adverse effect	3
Certain of our directors are subject to conflicts of interest	3
We may require additional capital to grow our business and such funds may not be available to us	4
Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities	4
We have entered into several strategic business alliances which may not result in marketable products	4
Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies	4
We can be subject to legal proceedings against us, which may prove costly and time-consuming even if meritless	5
Our revenues depend on sale of products manufactured by third parties, which we cannot control	5
Dependence on key executive officers	5
We must continue to attract and retain key personnel to be able to compete successfully	5
We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities	5
We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result	7
The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products	7
Our industry is very competitive. Additionally, changes in technology could render our products obsolete	7
Many of the raw materials and components used in our products come from a single source	8
Our patents and proprietary rights may not adequately protect our products and processes	8
Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price	8
Exercise of warrants and the conversion of preferred stock may have a substantial dilutive effect on our common stock	8
The terms of our preferred stock may reduce the value of our common stock	9
Our obligations to pay dividends on our preferred stock decrease the returns available to our common shareholders	9
We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price	9
“Penny Stock” rules may make buying or selling our common stock difficult	9
The requirements of being a public company may strain our resources and distract management	10
SELLING STOCKHOLDERS	11
PLAN OF DISTRIBUTION	13
USE OF PROCEEDS	14
LEGAL MATTERS	14
EXPERTS	14
WHERE YOU CAN FIND MORE INFORMATION	15
INFORMATION INCORPORATED BY REFERENCE	15
(i)

ABOUT THIS PROSPECTUS
     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized anyone to provide you with different information. The selling stockholders are not offering to sell or seeking offers to buy shares of our common stock in jurisdictions where offers and sales are prohibited. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.
     References in this prospectus to “Akorn,” “us,” “we,” “our,” or the “Company” refer to Akorn, Inc. and its subsidiary, Akorn (New Jersey), Inc., as the context requires. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.
FORWARD-LOOKING STATEMENTS AND FACTORS AFFECTING FUTURE RESULTS
     Certain statements in this prospectus constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. When used in this prospectus, the words “anticipate,” “believe,” “could,” “should,” “propose,” “continue,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements, including statements regarding our intent, belief or expectations are not guarantees of future performance. These statements involve risks and uncertainties and actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to:
•	The factors described in this prospectus under the heading “Risk Factors” beginning on page 3;

•	Our ability to comply with all of the requirements of the Food and Drug Administration, including current Good Manufacturing Practices regulations;

•	Our ability to obtain regulatory approvals of, commence operations at and obtain business for our new lyophilization facility;

•	Our ability to avoid defaults under debt covenants;

•	Our ability to generate cash from operations sufficient to meet our working capital requirements;

•	The effects of federal, state and other governmental regulation on our business;

•	Our success in developing, manufacturing, acquiring and marketing new products;

•	The success of our strategic partnerships for the development and marketing of new products;

•	Our ability to bring new products to market and the effects of sales of such products on our financial results;

•	The effects of competition from generic pharmaceuticals and from other pharmaceutical companies;

•	Availability of raw materials needed to produce our products; and

•	Other factors referred to in this prospectus and our other Securities and Exchange Commission filings.
     You should read this prospectus completely with the understanding that our actual results may differ materially from what we expect. Unless required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUMMARY
     This summary does not contain all of the information you should consider before buying shares in this offering. You should read this entire prospectus carefully, including “Risk Factors,” any prospectus supplement and the documents incorporated by reference in this prospectus before making an investment decision.
Company Overview
     We manufacture and market diagnostic and therapeutic pharmaceuticals in specialty areas such as ophthalmology, rheumatology, anesthesia and antidotes, among others. Our customers include physicians, optometrists, hospitals, wholesalers, group purchasing organizations and other pharmaceutical companies. We are a Louisiana corporation founded in 1971 in Abita Springs, Louisiana. In 1997, we relocated our headquarters and certain operations to Illinois. We have a wholly owned subsidiary named Akorn (New Jersey), Inc., which operates in Somerset, New Jersey and is involved in manufacturing, product development, and administrative activities related to our ophthalmic and injectable segments. We classify our operations into three identifiable business segments, ophthalmic, injectable and contract services.
     Ophthalmic Segment. We market a line of diagnostic and therapeutic ophthalmic pharmaceutical products. Diagnostic products, primarily used in the office setting, include mydriatics and cycloplegics, anesthetics, topical stains, gonioscopic solutions, angiography dyes and others. Therapeutic products, sold primarily to wholesalers and other national account customers, include antibiotics, anti-infectives, steroids, steroid combinations, glaucoma medications, decongestants/antihistamines and anti-edema medications. Non-pharmaceutical products include various artificial tear solutions, preservative-free lubricating ointments, eyelid cleansers, vitamin supplements and contact lens accessories.
     Injectable Segment. We market a line of specialty injectable pharmaceutical products, including antidotes, anesthesia, and products used in the treatment of rheumatoid arthritis and pain management. These products are marketed to hospitals through wholesalers and other national account customers as well as directly to medical specialists.
     Contract Services Segment. We manufacture products for third party pharmaceutical and biotechnology customers based on their specifications.

Offering Overview

Issuer	Akorn, Inc.

Address and Phone Number	2500 Millbrook Drive Buffalo Grove, Illinois 60089 (847) 279-6100

American Stock Exchange Trading Symbol	AKN

Website	www.akorn.com (information found on our website is not part of this prospectus)

Securities Offered	Up to 5,820,757 (1) shares of our common stock, no par value by the selling stockholders.

Use of Proceeds	We will not receive any proceeds from the sale of shares of our common stock covered by this prospectus. We will receive proceeds from the exercise of the warrants described in this prospectus.

Risk Factors	In analyzing an investment in our common stock offered by this prospectus, you should carefully consider the information set forth under “Risk Factors.”

(1)	Includes 1,509,088 shares of common stock issuable upon exercise of outstanding warrants. The number of shares of common stock set forth above is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, the issuance of common stock or securities convertible into or exercisable for common stock at prices below certain thresholds or similar events. Therefore, pursuant to Rule 416, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events. Each of the holders of the securities registered hereunder has direct registration rights for this offering.
We have reserved for issuance the shares of our common stock identified in this prospectus. Each of the above listed securities which are being sold by the selling stockholders were “restricted securities” under the Securities Act of 1933, or the “Securities Act,” prior to this registration. The selling stockholders will determine if and when they will sell their shares and if they will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

RISK FACTORS
     You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference in this prospectus before investing. Investing in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may impair our business. If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially adversely affected. In addition, the trading price of our common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.
     We have experienced recent operating losses, working capital deficiencies and negative cash flows from operations, and these losses and deficiencies may continue in the future.
     Our recent operating losses, working capital deficiencies and negative cash flows from operations may continue in the future and there can be no assurance that our financial outlook will improve. For the years ended December 31, 2005 and 2004, our operating losses were $7,479,000 and $368,000, respectively. We experienced negative cash flows from operations for the years ended December 31, 2005 and 2004 of $148,000 and $3,461,000, respectively. There can be no assurance that our results of operations will improve in the future. If our results of operations do not improve in the future, an investment in our common stock could be negatively affected.
     We have invested significant resources in the development of lyophilization manufacturing capability, and we may not realize the benefit of these efforts and expenditures.
     We are in the process of completing an expansion of our Decatur, Illinois manufacturing facility to add capacity to provide lyophilization manufacturing services, a manufacturing capability we currently do not have. Validation and approval of the lyophilization facility by the Food and Drug Administration, or the “FDA,” is anticipated in the second quarter of 2006.
     As of December 31, 2005, we had spent approximately $19,691,000 on the lyophilization expansion and anticipate the need to spend approximately $1,000,000 of additional funds (excluding capitalized interest), which will primarily be used for testing and validation as the major capital equipment items are currently in place. In addition, we are working toward the development of an internal Abbreviated New Drug Applications, or “ANDAs,” lyophilized product pipeline. Manufacturing capabilities for lyophilized products are projected to be in place by mid-2006. However, there is no guarantee that we will be successful in completing development of lyophilization capability, or that other intervening events will not occur that reduce or eliminate the anticipated benefits from such capability. For instance, the market for lyophilized products could significantly diminish or be eliminated, or new technological advances could render the lyophilization process obsolete, prior to our entry into the market. There can be no assurance that we will realize the anticipated benefits from our significant investment into lyophilization capability at our Decatur manufacturing facility, and our failure to do so could significantly limit our ability to grow our business in the future.
     We depend on a small number of distributors, the loss of any of which could have a material adverse effect.
     A small number of large wholesale drug distributors account for a large portion of our gross sales, revenues and accounts receivable. The following three distributors, AmerisourceBergen Corporation, Cardinal Health, Inc. and McKesson Drug Company, accounted for approximately 69% of total gross sales and 46% of total revenues in 2005, and 76% of gross trade receivables as of December 31, 2005. In addition to acting as distributors of our products, these three companies also distribute a broad range of health care products for many other companies. The loss of one or more of these distributors, together with a delay or inability to secure an alternative distribution source for end users, could have a material negative impact on our revenue and results of operations and lead to a violation of debt covenants. A change in purchasing patterns, inventory levels, increases in returns of our products, delays in purchasing products and delays in payment for products by one or more distributors also could have a material negative impact on our revenue and results of operations.
     Certain of our directors are subject to conflicts of interest.
     Dr. John N. Kapoor, Ph.D., chairman of our board of directors, our chief executive officer from March 2001 to December 2002, and a principal shareholder, is affiliated with EJ Financial Enterprises, Inc., a health care consulting investment company. EJ Financial is involved in the management of health care companies in various fields, and Dr. Kapoor is involved in various capacities with the management and operation of these companies. The John N. Kapoor Trust dated 9/20/89, or the “Kapoor Trust,” the beneficiary and sole trustee of which is Dr. Kapoor, is a principal shareholder of each of these companies. As a result, Dr. Kapoor does not devote his full time to our business. Although such companies do not currently compete directly with us, certain companies with which EJ Financial is involved are in the pharmaceutical business. Discoveries made by one or more of these companies could render our products less competitive or obsolete. Potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations.
     We may require additional capital to grow our business and such funds may not be available to us.
     We may require additional funds to grow our business. However, adequate funds through the financial markets or from other sources may not be available when needed or on terms favorable to us due to our recent financial history. Further, the terms of such additional financing, if obtained, likely will require the granting of rights, preferences or privileges senior to those of our common stock and result in substantial dilution of the existing ownership interests of our common stockholders and could include covenants and restrictions that limit our ability to operate or expand our business in a manner that we deem to be in our best interest.
     Our growth depends on our ability to timely develop additional pharmaceutical products and manufacturing capabilities.
     Our strategy for growth is dependent upon our ability to develop products that can be promoted through current marketing and distributions channels and, when appropriate, the enhancement of such marketing and distribution channels. We may not meet our anticipated time schedule for the filing of ANDAs and New Drug Applications, or “NDAs,” or may decide not to pursue ANDAs or NDAs that we have submitted or anticipate submitting. Our internal development of new pharmaceutical products is dependent upon the research and development capabilities of our personnel and our strategic business alliance infrastructure. There can be no assurance that we or our strategic business alliances will successfully develop new pharmaceutical products or, if developed, successfully integrate new products into our existing product lines. In addition, there can be no assurance that we will receive all necessary FDA approvals or that such approvals will not involve delays, which adversely affect the marketing and sale of our products. Our failure to develop new products, to maintain substantial compliance with FDA compliance guidelines or to receive FDA approval of ANDAs or NDAs, could have a material adverse effect on our business, financial condition and results of operations.
     We have entered into several strategic business alliances which may not result in marketable products.
     We have entered several strategic business alliances that have been formed to supply us with low cost finished dosage form products. Since 2004, we have entered into various purchase and supply agreements, license agreements, and a joint venture that are all designed to provide finished dosage form products that can be marketed through our distribution pipeline. However, there can be no assurance that any of these agreements will result in FDA-approved ANDAs or NDAs, or that we will be able to market any such finished dosage form products at a profit. In addition, any clinical trial expenses that we incur may result in adverse financial consequences to our business.
     Our success depends on the development of generic and off-patent pharmaceutical products which are particularly susceptible to competition, substitution policies and reimbursement policies.
     Our success depends, in part, on our ability to anticipate which branded pharmaceuticals are about to come off patent and thus permit us to develop, manufacture and market equivalent generic pharmaceutical products. Generic pharmaceuticals must meet the same quality standards as branded pharmaceuticals, even though these equivalent pharmaceuticals are sold at prices that are significantly lower than that of branded pharmaceuticals. Generic substitution is regulated by the federal and state governments, as is reimbursement for generic drug dispensing. There can be no assurance that substitution will be permitted for newly approved generic drugs or that such products will be subject to government reimbursement. In addition, generic products that third parties develop may render our generic products noncompetitive or obsolete. There can be no assurance that we will be able to consistently bring generic pharmaceutical products to market quickly and efficiently in the future. An increase in competition in the sale of generic pharmaceutical products or our failure to bring such products to market before our competitors could have a material adverse effect on our business, financial condition and results of operations.
     Further, there is no proprietary protection for most of the branded pharmaceutical products that either we or other pharmaceutical companies sell. In addition, governmental and cost-containment pressures regarding the dispensing of generic equivalents will likely result in generic substitution and competition generally for our branded pharmaceutical products. We attempt to mitigate the effect of this substitution through, among other things, creation of strong brand-name recognition and product-line extensions for our branded pharmaceutical products, but there can be no assurance that we will be successful in these efforts.
     We can be subject to legal proceedings against us, which may prove costly and time-consuming even if meritless.
     In the ordinary course of our business, we can be involved in legal actions with both private parties and certain government agencies. To the extent that our personnel may have to spend time and resources to pursue or contest any matters that may be asserted from time to time in the future, this represents time and money that is not available for other actions that we might otherwise pursue which could be beneficial to our future. In addition, to the extent that we are unsuccessful in any legal proceedings, the consequences could have a negative impact on our business, financial condition and results of operations.
     Our revenues depend on sale of products manufactured by third parties, which we cannot control.
     We derive a significant portion of our revenues from the sale of products manufactured by third parties, including our competitors in some instances. There can be no assurance that our dependence on third parties for the manufacture of such products will not adversely affect our profit margins or our ability to develop and deliver our products on a timely and competitive basis. If for any reason we are unable to obtain or retain third-party manufacturers on commercially acceptable terms, we may not be able to distribute certain of our products as planned. No assurance can be made that the manufacturers we use will be able to provide us with sufficient quantities of our products or that the products supplied to us will meet our specifications. Any delays or difficulties with third-party manufacturers could adversely affect the marketing and distribution of certain of our products, which could have a material adverse effect on our business, financial condition and results of operations.
     Dependence on key executive officers.
     Our success will depend, in part, on our ability to attract and retain key executive officers. We are particularly dependent upon Dr. John N. Kapoor, Ph.D., chairman of our board of directors, and Mr. Arthur S. Przybyl, our chief executive officer. The inability to attract and retain key executive officers, or the loss of one or more of our key executive officers could have a material adverse effect on our business, financial condition and results of operations.
     We must continue to attract and retain key personnel to be able to compete successfully.
     Our performance depends, to a large extent, on the continued service of our key research and development personnel, other technical employees, managers and sales personnel and our ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly motivated and experienced research and development and other technical personnel. We are facing increasing competition from companies with greater financial resources for such personnel. There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled personnel in the future, and the inability to do so could have a material adverse effect on our business, operating results and financial condition and results of operations.
     We are subject to extensive government regulations that increase our costs and could subject us to fines, prevent us from selling our products or prevent us from operating our facilities.
     Federal and state government agencies regulate virtually all aspects of our business. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record keeping, distribution, storage and advertising of our products, and disposal of waste products arising from such activities, are subject to regulation by the FDA, Drug Enforcement Administration, or “DEA,” the Consumer Product Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. Similar state and local agencies also have jurisdiction over these activities. Noncompliance with applicable United States regulatory requirements can result in fines, injunctions, penalties, mandatory recalls or seizures, suspensions of production, recommendations by the FDA against governmental contracts and criminal prosecution. Any of these could have a material adverse effect on our business, financial condition and results of operations. New, modified and additional regulations, statutes or legal interpretation, if any, could, among other things, require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products and scientific substantiation. Such changes or new legislation could have a material adverse effect on our business, financial condition and results of operations.

     FDA regulations. All pharmaceutical manufacturers, including us, are subject to regulation by the FDA under the authority of the federal Food, Drug and Cosmetic Act Act, or the “FDC Act.” Under the FDC Act, the federal government has extensive administrative and judicial enforcement powers over the activities of pharmaceutical manufacturers to ensure compliance with FDA regulations. Those powers include, but are not limited to, the authority to initiate court action to seize unapproved or non-complying products, to enjoin non-complying activities, to halt manufacturing operations that are not in compliance with current Good Manufacturing Practices, or “cGMP,” to recall products, to seek civil and monetary penalties and to criminally prosecute violators. Other enforcement activities include refusal to approve product applications or the withdrawal of previously approved applications. Any such enforcement activities, including the restriction or prohibition on sales of products we market or the halting of our manufacturing operations, could have a material adverse effect on our business, financial condition and results of operations. In addition, product recalls may be issued at our discretion, or at the request of the FDA or other government agencies having regulatory authority for pharmaceutical products. Recalls may occur due to disputed labeling claims, manufacturing issues, quality defects or other reasons. No assurance can be given that restriction or prohibition on sales, halting of manufacturing operations or recalls of our pharmaceutical products will not occur in the future. Any such actions could have a material adverse effect on our business, financial condition and results of operations. Further, such actions, in certain circumstances, could constitute an event of default under the terms of our various financing relationships.
     We must obtain approval from the FDA for each pharmaceutical product that we market. The FDA approval process is typically lengthy and expensive, and approval is never certain. Our new products could take a significantly longer time than we expect to gain regulatory approval and may never gain approval. Even if the FDA or another regulatory agency approves a product, the approval may limit the indicated uses for a product, may otherwise limit our ability to promote, sell and distribute a product or may require post-marketing studies or impose other post-marketing obligations.
     We and our third-party manufacturers are subject to periodic inspection by the FDA to assure regulatory compliance regarding the manufacturing, distribution, and promotion of sterile pharmaceutical products. The FDA imposes stringent mandatory requirements on the manufacture and distribution of sterile pharmaceutical products to ensure their sterility. The FDA also regulates drug labeling and the advertising of prescription drugs. A finding by a governmental agency or court that we are not in compliance with FDA requirements could have a material adverse effect on our business, financial condition and results of operations.
     We were previously subject to an FDA Warning Letter which the FDA issued to us in October 2000 following a routine inspection of our Decatur manufacturing facility. An FDA Warning Letter is intended to provide notice to a company of violations of the laws administered by the FDA and to elicit voluntary corrective action. The Warning Letter cited violations of regulatory requirements identified during the 2000 inspection and requested that we take corrective actions. Under the terms of the Warning Letter, we were unable to obtain any approvals to market new products and government agencies were notified of our non-compliant status. Additional FDA inspections in 2002, 2003 and 2004 identified additional and recurring violations resulting in continuance of the Warning Letter. During this time, the FDA initiated no enforcement action.
     Since 2000, and in response to the violations cited by the FDA, we implemented a comprehensive systematic corrective action plan at our Decatur manufacturing facility. We maintained regular communications with the FDA and provided periodic progress reports.
     On December 13, 2005, the FDA notified us that we had satisfactorily implemented corrective actions and that the FDA had determined that our Decatur manufacturing facility was in substantial compliance with cGMP regulations. Consequently, the restrictions of the 2000 Warning Letter were removed and we became eligible for new product approvals for products manufactured at our Decatur manufacturing facility.
     If the FDA changes its regulatory position, it could force us to delay or suspend indefinitely, our manufacturing, distribution or sales of certain products. While we believe that all of our current pharmaceuticals are lawfully marketed in the United States under current FDA enforcement policies or have received the requisite agency approvals for manufacture and sale, such marketing authority is subject to withdrawal by the FDA. In addition, modifications or enhancements of approved products are in many circumstances subject to additional FDA approvals which may or may not be granted and which may be subject to a lengthy application process. Any change in the FDA’s enforcement policy or any decision by the FDA to require an approved NDA or ANDA for one of our products not currently subject to the approved NDA or ANDA requirements or any delay in the FDA approving an NDA or ANDA for one of our products could have a material adverse effect on our business, financial condition and results of operations.
     A number of products we market are “grandfathered” drugs that are permitted to be manufactured and marketed without FDA-issued ANDAs or NDAs on the basis of their having been marketed prior to enactment of relevant sections of the FDC Act. The regulatory status of these products is subject to change and/or challenge by the FDA, which could establish new standards and limitations for manufacturing and marketing such products, or challenge the evidence of prior manufacturing and marketing upon which grandfathering status is based. We are not aware of any current efforts by the FDA to change the status of any of our “grandfathered” products, but there can be no assurance that such initiatives will not occur in the future. Any such change in the status of our “grandfathered” products could have a material adverse effect on our business, financial condition and results of operations.
     We are subject to extensive DEA regulation, which could result in our being fined or otherwise penalized. We also manufacture and sell drugs which are “controlled substances” as defined in the federal Controlled Substances Act and similar state laws, which impose, among other things, certain licensing, security and record keeping requirements administered by the DEA and similar state agencies, as well as quotas for the manufacture, purchase and sale of controlled substances. The DEA could limit or reduce the amount of controlled substances which we are permitted to manufacture and market.
     We may implement product recalls and could be exposed to significant product liability claims; we may have to pay significant amounts to those harmed and may suffer from adverse publicity as a result.
     The manufacturing and marketing of pharmaceuticals involves an inherent risk that our products may prove to be defective and cause a health risk. In that event, we may voluntarily implement a recall or market withdrawal or may be required to do so by a regulatory authority. We have recalled products in the past and, based on this experience, believe that the occurrence of a recall could result in significant costs to us, potential disruptions in the supply of our products to our customers and adverse publicity, all of which could harm our ability to market our products.
     There were no product recalls in 2004 or 2005. In February 2003, we recalled two products, Fluress and Fluoracaine, due to container/closure integrity problems resulting in leaking containers. The recall was classified by the FDA as a Class II Recall, which means that the use of, or exposure to, a violative product may cause temporary or medically reversible adverse health consequences or that the probability of serious health consequences as a result of such use or exposure is remote. In March 2003, as a result of FDA inspections that occurred from December 10, 2002 to February 6, 2003, we recalled twenty-four lots of product produced from the period December 2001 to June 2002 in one of our production rooms at our Decatur manufacturing facility. The majority of the lots recalled were for third party contract customer products. Subsequent to this decision and after discussions with the FDA, eight of the original twenty-four lots were exempted from the recall due to medical necessity. The recall was classified by the FDA as a Class II Recall.
     Although we are not currently subject to any material product liability proceedings, we may incur material liabilities relating to product liability claims in the future. Even meritless claims could subject us to adverse publicity, hinder us from securing insurance coverage in the future and require us to incur significant legal fees and divert the attention of the key employees from running our business. Successful product liability claims brought against us could have a material adverse effect on our business, financial condition and results of operations.
     We currently have product liability insurance in the amount of $5,000,000 for aggregate annual claims with a $50,000 deductible per incident and a $250,000 aggregate annual deductible. However, there can be no assurance that such insurance coverage will be sufficient to fully cover potential claims. Additionally, there can be no assurance that adequate insurance coverage will be available in the future at acceptable costs, if at all, or that a product liability claim would not have a material adverse effect on our business, financial condition and results of operations.
     The FDA may authorize sales of some prescription pharmaceuticals on a non-prescription basis, which would reduce the profitability of our prescription products.
     From time to time, the FDA elects to permit sales of some pharmaceuticals currently sold on a prescription basis, without a prescription. FDA approval of the sale of our products without a prescription would reduce demand for our competing prescription products and, accordingly, reduce our profits.
     Our industry is very competitive. Additionally, changes in technology could render our products obsolete.
     We face significant competition from other pharmaceutical companies, including major pharmaceutical companies with financial resources substantially greater than ours, in developing, acquiring, manufacturing and marketing pharmaceutical products. The selling prices of pharmaceutical products typically decline as competition increases. Further, other products now in use, under development or acquired by other pharmaceutical companies, may be more effective or offered at lower prices than our current or future products. The industry is characterized by rapid technological change that may render our products obsolete, and competitors may develop their products more rapidly than we can. Competitors may also be able to complete the regulatory process sooner, and therefore, may begin to market their products in advance of our products. We believe that competition in sales of our products is based primarily on price, service and technical capabilities. There can be no assurance that: (i) we will be able to develop or acquire commercially attractive pharmaceutical products; (ii) additional competitors will not enter the market; or (iii) competition from other pharmaceutical companies will not have a material adverse effect on our business, financial condition and results of operations.
     Many of the raw materials and components used in our products come from a single source.
     We require a supply of quality raw materials and components to manufacture and package pharmaceutical products for ourselves and for third parties with which we have contracted. Many of the raw materials and components used in our products come from a single source and interruptions in the supply of these raw materials and components could disrupt our manufacturing of specific products and cause our sales and profitability to decline. Further, in the case of many of our ANDAs and NDAs, only one supplier of raw materials has been identified. Because FDA approval of drugs requires manufacturers to specify their proposed suppliers of active ingredients and certain packaging materials in their applications, FDA approval of any new supplier would be required if active ingredients or such packaging materials were no longer available from the specified supplier. The qualification of a new supplier could delay our development and marketing efforts. If for any reason we are unable to obtain sufficient quantities of any of the raw materials or components required to produce and package our products, we may not be able to manufacture our products as planned, which could have a material adverse effect on our business, financial condition and results of operations.
     Our patents and proprietary rights may not adequately protect our products and processes.
     The patent and proprietary rights position of competitors in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and is the subject of much litigation. There can be no assurance that any patent applications or other proprietary rights, including licensed rights, relating to our potential products or processes will result in patents being issued or other proprietary rights secured, or that the resulting patents or proprietary rights, if any, will provide protection against competitors who: (i) successfully challenge our patents or proprietary rights; (ii) obtain patents or proprietary rights that may have an adverse effect on our ability to conduct business; or (iii) are able to circumvent our patent or proprietary rights position. It is possible that other parties have conducted or are conducting research and could make discoveries of pharmaceutical formulations or processes that would precede any discoveries made by us, which could prevent us from obtaining patent or other protection for these discoveries or marketing products developed there from. Consequently, there can be no assurance that others will not independently develop pharmaceutical products similar to or obsoleting those that we are planning to develop, or duplicate any of our products. Our inability to obtain patents for, or other proprietary rights in, our products and processes or the ability of competitors to circumvent or obsolete our patents or proprietary rights could have a material adverse effect on our business, financial condition and results of operations.
     Concentrated ownership of our common stock and our registration of shares for public sale creates a risk of sudden changes in our share price.
     The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. We are registering, for sale by the selling securityholders identified herein, 5,820,757 shares of our common stock under a registration statement on Form S-3 of which this prospectus is a part. We also previously registered 64,964,680 shares of our common stock for sale by some of our securityholders under a registration statement on a Form S-1 and a Form S-3 filed with the Securities and Exchange Commission (“SEC”). Sales of any of these shares on the open market could cause the price of our stock to decline.
     Exercise of warrants and the conversion of preferred stock may have a substantial dilutive effect on our common stock.
     If the price per share of our common stock at the time of exercise or conversion of any preferred stock, warrants, options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of December 31, 2005, holders of our convertible securities would receive 44,425,407 shares of our common stock upon conversion and holders of our outstanding warrants and options would receive 15,028,256 shares of our common stock at a weighted average exercise price of $1.79 per share. The amount of such dilution that may result from the exercise or conversion of the foregoing, however, cannot currently be determined as it would depend on the difference between our common stock price and the price at which such convertible securities were exercised or converted at the time of such exercise or conversion. For example, on January 13, 2006, all 241,122 outstanding shares of our Series A 6.0% Participating Convertible Preferred Stock (“Series A Preferred Stock”) were converted into 36,796,755 shares of common stock, and on March 31, 2006, the Kapoor Trust converted an aggregate of $7,297,653 of principal and accrued interest that we owed to the Kapoor Trust into 3,540,281 shares of our common stock. Any additional financing that we secure likely will require the granting of rights, preferences or privileges senior to those of our common stock and which result in substantial dilution of the existing ownership interests of our common shareholders.
     The terms of our preferred stock may reduce the value of our common stock.
     We are authorized to issue up to a total of 5,000,000 shares of preferred stock in one or more series. As of December 31, 2005, we had 241,122 shares of our Series A Preferred Stock outstanding, and on January 13, 2006, all of those shares, including the related accrued and unpaid dividends, were converted into 36,796,755 shares of common stock. As of December 31, 2005, we had 106,600 shares of our Series B 6.0% Participating Convertible Preferred Stock (“Series B Preferred Stock”) outstanding, and 4,601,828 additional shares of preferred stock remained authorized for issuance. Our board of directors may determine whether to issue additional shares of preferred stock and the terms of such preferred stock without further action by holders of our common stock. If we issue additional shares of preferred stock, it could affect the rights or reduce the value of our common stock. In particular, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party. These terms may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. We continue to seek capital for the growth of our business, and this additional capital may be raised through the issuance of additional preferred stock.
     Our obligations to pay dividends on our preferred stock decrease the returns available to our common shareholders.
     Our Series B Preferred Stock bears cumulative dividends at the rate of 6.0%. These dividends are payable in cash, or in our discretion, in additional conversion rights. If dividends are paid in cash, this decreases our working capital available for operations. If dividends are paid in additional conversion rights, this results in further dilution of our common shareholders. In either case, the equity per outstanding common share declines, which can cause a decrease in the value of our common stock.
     We experience significant quarterly fluctuation of our results of operations, which may increase the volatility of our stock price
     Our results of operations may vary from quarter to quarter due to a variety of factors including, but not limited to, the timing of the development and marketing of new pharmaceutical products, the failure to develop such products, delays in obtaining government approvals, including FDA approval of NDAs or ANDAs for our products, expenditures to comply with governmental requirements for manufacturing facilities, expenditures incurred to acquire and promote pharmaceutical products, changes in our customer base, a customer’s termination of a substantial account, the availability and cost of raw materials, interruptions in supply by third-party manufacturers, the introduction of new products or technological innovations by our competitors, loss of key personnel, changes in the mix of products sold by us, changes in sales and marketing expenditures, competitive pricing pressures, expenditures incurred to pursue or contest pending or threatened legal action and our ability to meet our financial covenants. There can be no assurance that we will be successful in avoiding losses in any future period. Such fluctuations may result in volatility in the price of our common stock.
     “Penny Stock” rules may make buying or selling our common stock difficult.
     Trading in our common stock is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer that recommends our common stock to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market price and liquidity of our common stock.

     The requirements of being a public company may strain our resources and distract management.
     As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). These requirements are extensive. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight is required. This may divert management’s attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

SELLING STOCKHOLDERS
     We are registering 5,820,757 shares of our common stock for resale by the selling stockholders named below. The term “selling stockholders” includes each stockholder named below and such stockholder’s transferees, pledgees, donees or other successors. Of the shares we are registering, 4,311,669 were issued to institutional investors in a private placement offering pursuant to subscription agreements between us and each institutional investor dated March 1, 2006. These institutional investors also received warrants to purchase an aggregate of 1,509,088 shares of common stock, which have an exercise price of $5.40 per share (the “2006 Warrants”). We are registering the 5,820,757 shares of common stock pursuant to registration rights in each of the subscription agreements to permit the institutional investors and their respective transferees, pledgees, donees or other successors to resell the shares when they deem appropriate.
     The following table sets forth (1) the names of the selling stockholders; (2) the number of shares of our common stock held by the selling stockholders that may be offered for resale pursuant to this prospectus as of March 31, 2006; (3) the number and percentage of shares of our common stock that the selling stockholders beneficially own prior to the offering for resale of any of the shares of our common stock being registered hereby as of March 31, 2006; and (4) the number and percentage of shares of common stock to be beneficially owned by the selling stockholders after the offering of the shares of our common stock being registered hereby, assuming, as to each selling stockholder, all of the shares registered hereby are sold by such selling stockholder. We will not receive any proceeds from the resale of our common stock by the selling stockholders. Unless exercised on a cashless basis, we will receive proceeds from the exercise of the 2006 Warrants, which we will use for general corporate purposes.

				Shares Beneficially
		Shares Beneficially Owned		Owned After the
	No. of Shares	Prior to the Offering (2)		Offering (3)
Name	Offered (1)	Number	Percentage	Number	Percentage
Atlas Master Fund, Ltd. (4)	91,654	67,892	0.09%	0	0.00%
Visium Balanced Fund, LP (5)	189,347	140,257	0.19%	0	0.00%
Visium Long Bias Offshore Fund, LTD (6)	155,814	115,418	0.16%	0	0.00%
Visium Long Bias Fund, LP (7)	28,960	21,452	0.03%	0	0.00%
Visium Balanced Offshore Fund, LTD (8)	209,225	154,981	0.21%	0	0.00%
Capital Ventures International (9)	303,750	225,000	0.30%	0	0.00%
Jennison Health Sciences Fund, a series of Jennison Sector Funds, Inc. (10)	1,316,250	975,000	1.31%	0	0.00%
Pacific Select Fund, Health Sciences Portfolio (11)	195,750	145,000	0.20%	0	0.00%
LB I Group Inc. (12)	900,001	666,667	0.90%	0	0.00%
Merlin Biomed Round Table Fund, LP (13)	14,850	11,000	0.02%	0	0.00%
Merlin Biomed II, LP (13)	60,750	45,000	0.06%	0	0.00%
Merlin Biomed, LP (13)	209,250	155,000	0.21%	0	0.00%
Merlin Biomed International Limited (14)	255,150	189,000	0.25%	0	0.00%
Nite Capital, L.P. (15)	300,002	222,223	0.30%	0	0.00%
UBS O’Connor LLC FBO O’Connor PIPES Corporate Strategies Master Ltd. (16)	300,002	222,223	0.30%	0	0.00%
H&Q Healthcare Investors (17)	780,001	577,778	0.78%	0	0.00%
H&Q Life Sciences Investors (18)	420,000	311,111	0.42%	0	0.00%
Broadfin Healthcare Fund, LP (19)	90,001	148,167	0.20%	81,500	0.11%

(1)	The number of shares included in this prospectus is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, the issuance of common stock or securities convertible into or exercisable for common stock at prices below certain thresholds or similar events. Therefore, pursuant to Rule 416 under the Securities Act, we are also registering such indeterminate number of shares as may be issuable in connection with stock splits, stock dividends or similar events. Included in this number of shares offered column are 1,509,088 shares of common stock acquirable upon exercise of the 2006 Warrants, which are exercisable on or after September 4, 2006. These 1,509,088 shares are not included in the shares beneficially owned prior to the offering column because they are not acquirable within 60 days of March 31, 2006.

(2)	Includes all shares beneficially owned, whether directly or indirectly, individually or together with associates, jointly or as community property with a spouse and shares to which each individual has the right to acquire beneficial ownership within 60 days of March 31, 2006.

(3)	Percentage of shares of common stock beneficially owned by each stockholder after the offering is based upon 74,281,973 shares of our common stock outstanding as of March 31, 2006, plus shares of common stock as to which that particular holder has the right to acquire beneficial ownership within 60 days of March 31, 2006.

(4)	Balyasny Asset Management, L.P. serves as investment manager to Atlas Master Fund, Ltd., with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Jacob Gottlieb, in his capacity as Portfolio Manager of Balyasny Asset Management, L.P., may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Atlas Master Fund, Ltd.

(5)	Balyasny Asset Management, L.P. serves as sub-advisor to Visium Balanced Fund, LP, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Dames GP LLC is the general partner of Balyasny Asset Management, L.P. Dmitry Balyasny, in his capacity as managing member of Dames GP LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Visium Balanced Fund, LP.

(6)	Balyasny Asset Management, L.P. serves as sub-advisor to Visium Long Bias Offshore Fund, LTD, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Dames GP LLC is the general partner of Balyasny Asset Management, L.P. Dmitry Balyasny, in his capacity as managing member of Dames GP LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Visium Long Bias Offshore Fund, LTD.

(7)	Balyasny Asset Management, L.P. serves as sub-advisor to Visium Long Bias Fund, LP, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Dames GP LLC is the general partner of Balyasny Asset Management, L.P. Dmitry Balyasny, in his capacity as managing member of Dames GP LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Visium Long Bias Fund, LP.

(8)	Balyasny Asset Management, L.P. serves as sub-advisor to Visium Balanced Offshore Fund, LTD, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Dames GP LLC is the general partner of Balyasny Asset Management, L.P. Dmitry Balyasny, in his capacity as managing member of Dames GP LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Visium Balanced Offshore Fund, LTD.

(9)	Heights Capital Management, Inc., the authorized agent of Capital Ventures International (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares.

(10)	Jennison Associates LLC serves as sub-advisor to the Jennison Health Sciences Fund, with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Jennison Associates LLC expressly disclaims ownership of such shares. Jennison Associates LLC is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services company.

(11)	Jennison Associates LLC serves as sub-advisor to Pacific Select Fund, Health Sciences Portfolio with power to direct investments and/or power to vote the shares owned by this entity, as well as shares owned by certain other clients, and may be deemed to beneficially own the shares held by this entity. Jennison Associates LLC expressly disclaims ownership of such shares. Jennison Associates LLC is a wholly-owned subsidiary of Prudential Financial, Inc., which is a publicly traded financial services company.

(12)	Lehman Brothers Inc. is the parent company of LB I Group Inc. Lehman Brothers Holdings Inc., a public reporting company, is the parent company of Lehman Brothers Inc. The address for this selling security holder is c/o Lehman Brothers Inc., 399 Park Avenue, New York, New York 10022, Attn: Jeffrey Ferrell and Will Yelsits. Lehman Brothers Inc. is a registered broker-dealer. LB I Group Inc. is an affiliate of a broker-dealer and has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(13)	Merlin Biomed Group, LLC is the general partner of each of Merlin Biomed Round Table Fund, LP, Merlin Biomed II, LP and Merlin Biomed, LP. Stuart Weisbrod is the managing member of Merlin Biomed Group, LLC. Mr. Weisbrod, in his capacity as managing member of Merlin Biomed Group, LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by each of Merlin Biomed Round Table Fund, LP, Merlin Biomed II, LP and Merlin Biomed, LP.

(14)	Merlin Biomed Investment Advisors, LLC is the investment adviser to Merlin Biomed International Limited. Stuart Weisbrod is the managing member of Merlin Biomed Investment Advisors, LLC. Mr. Weisbrod, in his capacity as managing member of Merlin Biomed Investment Advisors, LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Merlin Biomed International Limited.

(15)	NITE CAPITAL, LLC is the general partner of Nite Capital, L.P. Keith Goodman is the managing member of NITE CAPITAL, LLC. Mr. Goodman, in his capacity as the managing member of NITE CAPITAL, LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Nite Capital, L.P. Mr. Goodman disclaims beneficial ownership of the securities set forth in this prospectus except to the extent of any indirect pecuniary interest therein.

(16)	UBS O’Connor LLC, a Cayman Islands company, is the investment manager of O’Connor PIPES Corporate Strategies Master Ltd., a Cayman Islands company, and as its investment manager has voting and investment control of the securities of O’Connor PIPES Corporate Strategies Master Ltd.

(17)	Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Healthcare Investors. Daniel R. Omstead, Ph.D. is president of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Healthcare Investors. Dr. Omstead disclaims beneficial ownership of these securities.

(18)	Hambrecht & Quist Capital Management, LLC is the investment adviser to H&Q Life Sciences Investors. Daniel R. Omstead, Ph.D. is president of Hambrecht & Quist Capital Management, LLC and a member of the portfolio management team and, as such, has voting, dispositive and investment control over the securities held by H&Q Life Sciences Investors. Dr. Omstead disclaims beneficial ownership of these securities.
(19)	Broadfin Advisors, LLC is the general partner of Broadfin Healthcare Fund, LP. Kevin Kotler is the managing member of Broadfin Advisors, LLC. Mr. Kotler, in his capacity as managing member of Broadfin Advisors, LLC, may be deemed to have the power to vote or to direct the vote and to dispose or to direct the disposition of the shares beneficially owned by Broadfin Healthcare Fund, LP.
PLAN OF DISTRIBUTION
     The selling stockholders, and any of their transferees, pledgees, donees, assignees or other successors-in-interest (including successors by gift, partnership distribution or other non-sale-related transfer effected after the date of this prospectus), may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders are not obligated to, and there is no assurance that the selling stockholders will, sell all or any of the shares we are registering. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. The selling stockholders that are also broker-dealers are “underwriters” within the meaning of the Securities Act. LB I Group Inc. and Capital Ventures International, each a selling stockholder, are each an affiliate of a broker-dealer. LB I Group Inc. and Capital Ventures International each purchased the shares of common stock and the 2006 Warrants that are exercisable for the shares of common stock being offered by it under this prospectus in the ordinary course of business, and at the time of the purchase of such securities being offered for resale under this prospectus, neither LB I Group Inc. nor Capital Ventures International had any agreement or understanding, directly or indirectly, with any person to distribute such securities.
     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of any of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus as it may be supplemented from time to time, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act, unless an exemption therefrom is available.
     The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.
USE OF PROCEEDS
     We will not receive any of the proceeds from the sale by the selling stockholders of any of the shares of common stock offered for resale through this prospectus. All proceeds from the resale of the shares of our common stock offered for resale through this prospectus will be for the accounts of the selling stockholders. Unless exercised on a cashless basis, we will receive proceeds from the exercise of the warrants, the shares of common stock issuable upon the exercise of which may be offered for resale through this prospectus, which we will use for general corporate purposes.
LEGAL MATTERS
     The validity of the shares of common stock being offered hereby will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.
EXPERTS
     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
     We have filed a Registration Statement on Form S-3 under the Securities Act, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Akorn, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the SEC.
     We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. You may inspect any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov or our website at http://www.akorn.com. You can also inspect reports and other information we file at the offices of the American Stock Exchange, 86 Trinity Place, New York, NY 10006. Information contained in our web site is not part of this prospectus.
     We will also provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request and at no cost to the requester. Any such request may be made by writing or calling us at the following address or telephone number:
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089
Attention: Chief Financial Officer
(847) 279-6100
     Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
     Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of our contract or other document we have filed for complete information.
     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.
INFORMATION INCORPORATED BY REFERENCE
     The SEC allows us to “incorporate by reference” some of the documents we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us which is not included in or delivered with this prospectus. The information incorporated by reference is an important part of, and is considered to be a part of, this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     We incorporate by reference the following documents:
     •      our Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 30, 2006;
     •      our Current Reports on Form 8-K, including amendments thereto, filed with the SEC since December 31, 2006, other than any information furnished pursuant to Item 2.02 or Item 7.01;
     •      the description of our common stock contained in the section entitled “Description of Capital Stock and Convertible Securities,” included in our Post Effective Amendment No. 2 to Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005, and any amendment or report filed for the purpose of updating such description;
     •      all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereunder; and

     •      all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than any information furnished pursuant to Item 2.02 or Item 7.01, after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

Until the completion of the resale of the common stock included in this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
Table of Contents

About this Prospectus	1
Forward-Looking Statements and Factors Affecting Future Results	1
Summary	2
Risk Factors	3
Selling Stockholders	11
Plan of Distribution	13
Use of Proceeds	14
Legal Matters	14
Experts	14
Where You Can Find More Information	15
Information Incorporated by Reference	15
The Resale of
5,820,757 Shares
of
Common Stock
Offered by
Selling Securityholders
AKORN, INC.
PROSPECTUS
Subject to Completion, April 14, 2006
     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any of the sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or our affairs have not changed since the date hereof.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The expenses in connection with the issuance and distribution of the securities being registered in this registration statement are set forth in the following table. The selling security holders will bear none of the following expenses. All amounts except the registration fee are estimated.

Registration Fees	$3,108
Transfer Agent Fees	1,000
Legal Fees	10,000
Accounting Fees	15,000
Miscellaneous	1,000

Total	$30,108

Item 15. Indemnification of Directors and Officers
     Incorporated by reference to “Item 15. Indemnification of Directors and Officers” included in Post-Effective No. 2 to our Registration Statement on Form S-1, No. 333-119168 filed with the SEC on June 14, 2005.
Item 16. Exhibits
     (a) Those exhibits marked with an asterisk (*) refer to exhibits filed herewith. The other exhibits are incorporated herein by reference, as indicated in the following list.

Exhibit No.	Description

4.1	First Amendment dated October 7, 2003 to Registration Rights Agreement dated July 12, 2001 between Akorn, Inc. and The John N. Kapoor Trust dated 9/20/89, incorporated by reference to Exhibit 4.1 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.2	Form of Warrant Certificate, incorporated by reference to Exhibit 4.2 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.3	Form of Warrant Agreement dated October 7, 2003 between Akorn, Inc. and certain investors, incorporated by reference to Exhibit 4.3 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.4	Warrant Agreement dated October 7, 2003 between Akorn, Inc. and The John N. Kapoor Trust dated 9/20/89, incorporated by reference to Exhibit 4.4 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.5	Warrant Agreement dated October 7, 2003 between Akorn, Inc. and Arjun C. Waney, incorporated by reference to Exhibit 4.5 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.6	Warrant Agreement dated October 7, 2003 between Akorn, Inc. and The John N. Kapoor Trust dated 9/20/89, incorporated by reference to Exhibit 4.6 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.7	Warrant Agreement dated October 7, 2003 between Akorn, Inc. and Arjun C. Waney, incorporated by reference to Exhibit 4.7 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.8	Warrant Agreement dated October 7, 2003 between Akorn, Inc. and Argent Fund Management Ltd., incorporated by reference to Exhibit 4.8 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

Exhibit No.	Description

4.9	Registration Rights Agreement dated October 7, 2003 among Akorn, Inc. and certain investors, incorporated by reference to Exhibit 4.9 to Akorn, Inc.’s report on Form 8-K filed on October 24, 2003.

4.10	Form of Subscription Agreement between Akorn, Inc. and certain investors, incorporated by reference to Exhibit 4.1 to Akorn, Inc.’s report on Form 8-K filed on August 24, 2004.

4.11	Form of Common Stock Purchase Warrant between Akorn, Inc. and certain investors, incorporated by reference to Exhibit 4.2 to Akorn, Inc.’s report on Form 8-K filed on August 24, 2004.

4.12	Warrant Purchase and Registration Agreement dated June 18, 2003 between Akorn, Inc. and AEG Partners LLC, incorporated by reference to Exhibit 4.1 to Akorn, Inc.’s report on Form 8-K filed on August 27, 2004.

4.13	Stock Registration Rights Agreement dated November 15, 1990 between Akorn, Inc. and The John N. Kapoor Trust dated 9/20/89, incorporated by reference to Exhibit 4.12 to Akorn, Inc.’s Registration Statement on Form S-1 filed on September 21, 2004.

4.14	Stock Purchase Agreement dated November 15, 1990 between Akorn, Inc. and The John N. Kapoor Trust dated 9/20/89, incorporated by reference to Exhibit 4.13 to Akorn, Inc.’s Registration Statement on Form S-1 filed on September 21, 2004.

4.15	Form of Securities Purchase Agreement dated March 1, 2006, between Akorn, Inc. and certain investors incorporated by reference to Exhibit 4.1 to Akorn, Inc.’s report on Form 8-K filed on March 7, 2006.

4.16	Form of Warrant issued in connection with the Securities Purchase Agreement dated March 1, 2006 incorporated by reference to Exhibit 4.2 to Akorn, Inc.’s report on Form 8-K filed March 7, 2006. (All warrants are dated March 8, 2006. Please see Exhibit 99.1 of Akorn, Inc.’s report on Form 8-K filed March 14, 2006, which is hereby incorporated by reference, for a schedule setting forth the other material details for each of the warrants.)

5.1*	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1*	Consent of BDO Seidman, LLP, independent registered public accounting firm.

23.2*	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, LLP, incorporated by reference to Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (incorporated by reference to the signature page of this Registration Statement)
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining liability under the Securities Act of 1933, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo Grove, State of Illinois, on April 14, 2006.

AKORN, INC.
By:	/s/ JEFFREY A. WHITNELL
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

     We, the undersigned officers and directors of Akorn, Inc., hereby severally constitute and appoint each of Messrs. Arthur S. Przybyl and Jeffrey A. Whitnell as our true and lawful attorneys-in-fact, with full power to each of them, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-3 including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Akorn, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact to said Registration Statement and any and all amendments thereto.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ARTHUR S. PRZYBYL	Director, President and Chief Executive Officer	April 14, 2006
Arthur S. Przybyl	(Principal Executive Officer)

/s/ JEFFREY A. WHITNELL Jeffrey A. Whitnell	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	April 14, 2006

/s/ JOHN N. KAPOOR Dr. John N. Kapoor	Chairman and Director	April 14, 2006

	Director	April ___, 2006
Jerry N. Ellis

	Director	April ___, 2006
Jerry Treppel

/s/ RONALD M. JOHNSON Ronald M. Johnson	Director	April 14, 2006